FOR IMMEDIATE RELEASE

Investor Relations:
Ed Lockwood
Sr. Director, Investor Relations
(408) 875-9529
ed.lockwood@kla-tencor.com

Media Relations:
Meggan Powers
Sr. Director, Corporate Communications
(408) 875-8733
meggan.powers@kla-tencor.com

KLA-TENCOR ANNOUNCES GLOBAL REDUCTION IN FORCE

MILPITAS, Calif.-Nov. 18, 2008-KLA-Tencor Corporation (NASDAQ: KLAC) announced today that, in response to current market conditions, the company plans to reduce its global workforce by approximately 15 percent by June 30, 2009. This reduction is one of many cost-reduction actions the company is taking in an effort to lower the company's quarterly operating expense run rate to approximately $165-170 million by the end of fiscal year 2009 in response to the current demand environment.

"Our employees are the heart of our organization, so it is with considerable reluctance that we are proceeding with this necessary reduction," said Rick Wallace, chief executive officer of KLA-Tencor. "We will continue to monitor the demand environment and make the necessary adjustments to weather this downturn, help optimize our profitability, maintain our strategic focus and strengthen our competitive position."

KLA-Tencor currently estimates that, in connection with the workforce reduction, it will incur an initial charge in the range of approximately $15 million to $20 million, almost all of which is related to estimated severance costs associated with the workforce reduction.  Substantially all of that charge will result in future cash expenditures, which KLA-Tencor believes will be paid out in fiscal year 2009.  KLA-Tencor anticipates incurring additional restructuring charges, severance costs and other related expenses in connection with the workforce reduction at least through the remainder of fiscal year 2009 but is unable to estimate the aggregate amount of such additional charges at this time.

Forward Looking Statements:

Statements in this press release other than historical facts, such as statements regarding the anticipated size of KLA-Tencor's reduction in its workforce, the expected timing of the implementation of such reduction, the estimated costs associated with such reduction, the anticipated benefits that such reduction will have on the company's operating results and competitive position, and the company's expected level of operating expenses in future periods, are forward-looking statements, and are subject to the Safe Harbor provisions created by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current information and expectations, and involve a number of risks and uncertainties. Actual results may differ materially from those projected in such statements due to various factors, including but not limited to those associated with costs and delays related to compliance with U.S. and international labor and other laws, including notification procedures required thereby; future developments in the semiconductor industry, capital markets and the global economy; the effectiveness of the company's other efforts to reduce its operating expenses; demand for the company's products; the results of the company's product development efforts; disruption from the workforce reduction and its potential impact on research and development efforts and company relationships with customers and vendors; the introduction of new products by the company's competitors; acceptance of the company's products by its customers; and other similar factors. For other factors that may cause actual results to differ materially from those projected and anticipated in forward-looking statements in this release, please refer to KLA-Tencor's Annual Report on Form 10-K for the fiscal year ended June 30, 2008, subsequently filed Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission (including, but not limited to, the risk factors described therein). KLA-Tencor cannot provide any assurance that its future results will meet expectations, and the company disclaims any obligation to update information contained in any forward-looking statement.

About KLA-Tencor:

KLA-Tencor Corporation is the world's leading supplier of process control and yield management solutions for the semiconductor and related nanoelectronics industries. Headquartered in Milpitas, California, the company has sales and service offices around the world. An S&P 500 company, KLA-Tencor is traded on The NASDAQ Global Select Market under the symbol KLAC. Additional information about the company is available at http://www.kla-tencor.com. (KLAC-C)

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